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                                                                     Exhibit 4.6

                          FIRST SUPPLEMENTAL INDENTURE

                  THIS FIRST SUPPLEMENTAL INDENTURE, (this "SUPPLEMENTAL INDENTURE"), dated as of August 14, 1997, is made by and between COLE NATIONAL GROUP, INC., a corporation duly formed and validly existing under the laws of the State of Delaware (the "ISSUER"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as trustee (the "TRUSTEE").

                                    RECITALS:

         A. The Issuer and the Trustee have entered into an Indenture dated as of September 30, 1993 (the "INDENTURE").

         B. Pursuant to the Indenture, the Issuer issued and the Trustee authenticated and delivered an aggregate principal amount of $190,000,000 of the Issuer's 11 1/4% Senior Notes due 2001.

         C. Section 9.02 of the Indenture provides, among other things, that with the written consent of the Securityholders of not less than a majority in aggregate principal amount of the Securities then outstanding (the "REQUISITE CONSENTS"), the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee, may from time to time amend or supplement the Indenture, subject to certain exceptions specified in Section 9.02 of the Indenture.

         D. Pursuant to various letter agreements, the Issuer has obtained the Requisite Consents to the issuance of an aggregate principal amount not to exceed $165,838,000 of its Senior Subordinated Notes due 2007.

         E. This Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Issuer.

         F. The Issuer has delivered, or caused to be delivered, to the Trustee, an Officer's Certificate and an Opinion of Counsel stating that all conditions precedent and covenants, if any, provided for in the Indenture relating to this Supplemental Indenture have been satisfied.

         NOW THEREFORE, each party agrees for the benefit of the other party and for the equal and ratable benefit of all Securityholders, as follows:

                                   AGREEMENT:

         SECTION 1. DEFINITIONS. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein have the meanings given them in the Indenture.

         SECTION 2. AMENDMENT TO SECTION 4.09 OF THE INDENTURE. The second paragraph of Section 4.09 of the Indenture is hereby amended by the addition of a new clause (d) thereto, reading as set forth below, and by redesignating the existing clauses (d) through (i) thereof in appropriate order as clauses (e) through (j):

         (d) up to $165,838,000 aggregate principal amount of the Company's Senior Subordinated Notes due 2007, provided that the terms of the subordination applicable thereto are substantially the same as the terms of the subordination applicable to the Company's 97/8% Senior Subordinated Notes due 2006, which were issued in November 1996,



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         SECTION 3.  MISCELLANEOUS.

         3.1 EFFECT OF SUPPLEMENTAL INDENTURE. Upon the execution and delivery of this Supplemental Indenture by the Issuer and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Securityholder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. Except as supplemented hereby, all provisions of the Indenture shall remain in full force and effect.

         3.2 INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

         3.3 CONFIRMATION AND PRESERVATION OF THE INDENTURE. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

         3.4 CONFLICT WITH TRUST INDENTURE ACT. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the "ACT"), that is required under such Act to be part of and govern any provision of this Supplemental Indenture, the provision of such Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Act that may be so modified or excluded, the provisions of the Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

         3.5 SEPARABILITY CLAUSE. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         3.6 EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         3.7 BENEFITS OF SUPPLEMENTAL INDENTURE. Nothing in this Supplemental Indenture, the Indenture, or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Securityholders, any benefit of any legal or equitable right, remedy or claim under the Indenture, the Supplemental Indenture or the Securities.

         3.8 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

         3.9 NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS OF SAID STATE, EXCEPT AS MAY OTHERWISE BE REQUIRED BY MANDATORY PROVISIONS OF LAW.

         3.10 COUNTERPARTS. This Supplemental Indenture may be executed in two counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date and the year first above written.

                          COLE NATIONAL GROUP, INC.

                          By:  /s/ Joseph Gaglioti
                             -----------------------------------------
                          Name:  Joseph Gaglioti
                          Title:  Vice President & Treasurer

                          NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION,
                                   AS TRUSTEE

                          By:  /s/ Jane Y. Schweiger
                             -----------------------------------------
                          Name:  Jane Y. Schweiger
                          Title:  Corporate Trust Officer


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